Cathay General Bancorp Announces First Quarter 2019 Results

LOS ANGELES, April 17, 2019 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2019. The Company reported net income of $66.7 million, or $0.83 per share, for the first quarter of 2019.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$66.7 million	$64.6 million	$63.8 million
Basic earnings per common share	$0.83	$0.80	$0.79
Diluted earnings per common share	$0.83	$0.80	$0.78
Return on average assets	1.61%	1.56%	1.65%
Return on average total stockholders' equity	12.57%	12.07%	12.99%
Efficiency ratio	45.42%	47.62%	43.35%

FIRST QUARTER HIGHLIGHTS

  Diluted earnings per share increased 6.4% to $0.83 per share for the first quarter of 2019 compared to $0.78 per share for the same quarter a year ago.
  Total loans increased $281.6 million, or 8.0% annualized, to $14.3 billion from $14.0 billion at December 31, 2018.

"For the first quarter of 2019, our total loans increased $281.6 million, or 8.0% annualized, to $14.3 billion. We continued our stock buyback program in the first quarter and repurchased 233,700 shares of our common stock at an average cost of $36.80," commented Pin Tai, Chief Executive Officer and President of the Company.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2019, was $66.7 million, an increase of $2.9 million, or 4.5%, compared to net income of $63.8 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2019, was $0.83 compared to $0.78 for the same quarter a year ago.

Return on average stockholders' equity was 12.57% and return on average assets was 1.61% for the quarter ended March 31, 2019, compared to a return on average stockholders' equity of 12.99% and a return on average assets of 1.65% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $8.0 million, or 5.9%, to $143.3 million during the first quarter of 2019, compared to $135.3 million during the same quarter a year ago. The increase was due primarily to increases in interest income from loans and securities, offset by an increase in interest expense from time deposits.

The net interest margin was 3.70% for the first quarter of 2019 compared to 3.75% for the first quarter of 2018 and 3.77% for the fourth quarter of 2018.

For the first quarter of 2019, the yield on average interest-earning assets was 4.85%, the cost of funds on average interest-bearing liabilities was 1.55%, and the cost of interest-bearing deposits was 1.46%. In comparison, for the first quarter of 2018, the yield on average interest-earning assets was 4.42%, the cost of funds on average interest-bearing liabilities was 0.92%, and the cost of interest-bearing deposits was 0.81%. The increase in the yield on average interest-earning assets resulted mainly from higher rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.30% for the quarter ended March 31, 2019, compared to 3.50% for the same quarter a year ago.

Provision/(reversal) for credit losses

The Company did not record a provision for credit losses in the first quarter of 2019 compared to a reversal for credit losses of $3.0 million for the first quarter of 2018. The provision for credit losses was based on a review of the appropriateness of the allowance for loan losses at March 31, 2019. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 1,231	$ -	$ 19
Real estate loans (1)	-	2,186	-
Total charge-offs	1,231	2,186	19
Recoveries:
Commercial loans	41	625	913
Construction loans	1,044	44	44
Real estate loans(1)	310	451	867
Total recoveries	1,395	1,120	1,824
Net (recoveries)/charge-offs	$ (164)	$ 1,066	$ (1,805)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, equity securities gains (losses), wire transfer fees, and other sources of fee income, was $12.9 million for the first quarter of 2019, an increase of $7.6 million, or 143.4%, compared to $5.3 million for the first quarter of 2018, primarily due to an increase in the value of equity securities during 2019 of $4.2 million compared to a decrease in the value of equity securities during 2018 of $3.8 million.

Non-interest expense

Non-interest expense increased $10.0 million, or 16.4%, to $71.0 million in the first quarter of 2019 compared to $61.0 million in the same quarter a year ago. The increase in non-interest expense in the first quarter of 2019 was primarily due to a $1.8 million increase in salaries and employee benefits expense, a $1.3 million increase in marketing expense, a $5.0 million increase in amortization expense for investments in low income housing and alternative energy partnerships and a $1.6 million increase in provision for unfunded commitments, when compared to the same quarter a year ago. The efficiency ratio was 45.4% in the first quarter of 2019 compared to 43.4% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2019 was 21.8% compared to 22.8% for the first quarter of 2018. The effective tax rate includes the impact of low-income housing and alternative energy investment tax credits. Income tax expense for the first quarter of 2019 was reduced by $0.5 million in benefits from the distribution of restricted stock units.

BALANCE SHEET REVIEW

Gross loans, were $14.3 billion at March 31, 2019, an increase of $281.6 million, or 2.0%, from $14.0 billion at December 31, 2018. The increase was primarily due to increases of $109.8 million, or 3.0%, in residential mortgage loans, $164.7 million, or 2.4%, in commercial mortgage loans, and $23.2 million, or 9.3%, in home equity loans, and were partially offset by a decrease of $13.7 million, or 2.4%, in real estate construction loans. The loan balances and composition at March 31, 2019, compared to December 31, 2018 and March 31, 2018, are presented below:

	March 31, 2019	December 31, 2018	March 31, 2018
	(In thousands) (Unaudited)
Commercial loans	$ 2,736,195	$ 2,741,965	$ 2,436,421
Residential mortgage loans	3,803,692	3,693,853	3,198,750
Commercial mortgage loans	6,888,898	6,724,200	6,610,254
Equity lines	273,215	249,967	176,714
Real estate construction loans	567,789	581,454	587,927
Installment and other loans	7,633	4,349	4,473
Gross loans	$ 14,277,422	$ 13,995,788	$ 13,014,539

Allowance for loan losses	(122,555)	(122,391)	(122,084)
Unamortized deferred loan fees	(1,549)	(1,565)	(3,289)
Total loans, net	$ 14,153,318	$ 13,871,832	$ 12,889,166

Total deposits were $14.1 billion at March 31, 2019, an increase of $384.0 million, or 2.8%, from $13.7 billion at December 31, 2018. The deposit balances and composition at March 31, 2019, compared to December 31, 2018 and March 31, 2018, are presented below:

	March 31, 2019	December 31, 2018	March 31, 2018
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 2,760,377	$ 2,857,443	$ 2,741,321
NOW deposits	1,269,085	1,365,763	1,398,076
Money market deposits	1,839,468	2,027,404	2,203,948
Savings deposits	710,214	738,656	801,054
Time deposits	7,507,220	6,713,074	5,867,852
Total deposits	$ 14,086,364	$ 13,702,340	$ 13,012,251

ASSET QUALITY REVIEW

At March 31, 2019, total non-accrual loans were $56.7 million, an increase of $14.9 million, or 35.6%, from $41.8 million at December 31, 2018, and an increase of $7.4 million, or 15.0%, from $49.3 million at March 31, 2018.

The allowance for loan losses was $122.6 million and the allowance for off-balance sheet unfunded credit commitments was $3.9 million at March 31, 2019, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $122.6 million allowance for loan losses at March 31, 2019, increased $0.2 million, or 0.2%, from $122.4 million at December 31, 2018. The allowance for loan losses represented 0.86% of period-end gross loans, and 216.2% of non-performing loans at March 31, 2019. The comparable ratios were 0.87% of period-end gross loans, and 268.5% of non-performing loans at December 31, 2018. The changes in non-performing assets and troubled debt restructurings at March 31, 2019, compared to December 31, 2018 and March 31, 2018, are shown below:

(Dollars in thousands) (Unaudited)	March 31, 2019	December 31, 2018	% Change	March 31, 2018	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ 3,773	(100)	$ -	-
Non-accrual loans:
Construction loans	4,801	4,872	(1)	8,113	(41)
Commercial mortgage loans	17,940	10,611	69	17,780	1
Commercial loans	26,499	18,805	41	15,916	66
Residential mortgage loans	7,443	7,527	(1)	7,519	(1)
Total non-accrual loans:	$ 56,683	$ 41,815	36	$ 49,328	15
Total non-performing loans	56,683	45,588	24	49,328	15
Other real estate owned	12,522	12,674	(1)	9,291	35
Total non-performing assets	$ 69,205	$ 58,262	19	$ 58,619	18
Accruing troubled debt restructurings (TDRs)	$ 62,948	$ 65,071	(3)	$ 82,785	(24)

Allowance for loan losses	$ 122,555	$ 122,391	-	$ 122,084	-

Total gross loans outstanding, at period-end	$ 14,277,422	$ 13,995,788	2	$ 13,014,539	10

Allowance for loan losses to non-performing loans, at period-end	216.21%	268.47%		247.49%
Allowance for loan losses to gross loans, at period-end	0.86%	0.87%		0.94%

The ratio of non-performing assets, to total assets was 0.4% at March 31, 2019, compared to 0.3% at December 31, 2018. Total non-performing assets increased $10.9 million, or 18.7%, to $69.2 million at March 31, 2019, compared to $58.3 million at December 31, 2018, primarily due to an increase of $14.9 million, or 35.6%, in non-accrual loans, offset in part by a decrease of $3.8 million, or 100.0%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At March 31, 2019, the Company's Tier 1 risk-based capital ratio of 12.42%, total risk-based capital ratio of 14.12%, and Tier 1 leverage capital ratio of 10.68%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2018, the Company's Tier 1 risk-based capital ratio was 12.43%, total risk-based capital ratio was 14.15%, and Tier 1 leverage capital ratio was 10.83%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2019 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 2569409. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 40 branches in California, 11 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions; the risk that integration of business operations following any acquisitions, will be materially delayed or will be more costly or difficult than expected; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2018 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 143,316	$ 145,441	$ 135,343
Reversal for credit losses	-	-	(3,000)
Net interest income after reversal for credit losses	143,316	145,441	138,343
Non-interest income	12,921	10,795	5,310
Non-interest expense	70,970	74,396	60,971
Income before income tax expense	85,267	81,840	82,682
Income tax expense	18,588	17,192	18,866
Net income	$ 66,679	$ 64,648	$ 63,816

Net income per common share
Basic	$ 0.83	$ 0.80	$ 0.79
Diluted	$ 0.83	$ 0.80	$ 0.78

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.24

SELECTED RATIOS
Return on average assets	1.61%	1.56%	1.65%
Return on average total stockholders' equity	12.57%	12.07%	12.99%
Efficiency ratio	45.42%	47.62%	43.35%
Dividend payout ratio	37.44%	38.59%	30.51%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.85%	4.76%	4.42%
Total interest-bearing liabilities	1.55%	1.36%	0.92%
Net interest spread	3.30%	3.40%	3.50%
Net interest margin	3.70%	3.77%	3.75%

CAPITAL RATIOS	March 31, 2019	December 31, 2018	March 31, 2018
Tier 1 risk-based capital ratio	12.42%	12.43%	12.51%
Total risk-based capital ratio	14.12%	14.15%	14.37%
Tier 1 leverage capital ratio	10.68%	10.83%	10.61%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2019	December 31, 2018	March 31, 2018

Assets
Cash and due from banks	$ 194,928	$ 225,333	$ 199,713
Short-term investments and interest bearing deposits	343,452	374,957	524,012
Securities available-for-sale (amortized cost of $1,322,579 at March 31, 2019, $1,267,731 at December 31, 2018 and $1,277,791 at March 31, 2018)	1,309,853	1,242,509	1,247,234
Loans	14,277,422	13,995,788	13,014,539
Less: Allowance for loan losses	(122,555)	(122,391)	(122,084)
Unamortized deferred loan fees, net	(1,549)	(1,565)	(3,289)
Loans, net	14,153,318	13,871,832	12,889,166
Equity securities	29,261	25,098	18,025
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	12,522	12,674	9,291
Affordable housing investments and alternative energy partnerships, net	285,831	282,734	271,780
Premises and equipment, net	103,237	103,189	101,926
Customers' liability on acceptances	20,052	22,709	15,074
Accrued interest receivable	54,955	51,650	45,386
Goodwill	372,189	372,189	372,189
Other intangible assets, net	6,874	7,194	7,803
Right-of-use assets- operating leases	38,591	-	-
Other assets	176,779	175,419	163,488

Total assets	$ 17,119,092	$ 16,784,737	$ 15,882,337

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,760,377	$ 2,857,443	$ 2,741,321
Interest-bearing deposits:
NOW deposits	1,269,085	1,365,763	1,398,076
Money market deposits	1,839,468	2,027,404	2,203,948
Savings deposits	710,214	738,656	801,054
Time deposits	7,507,220	6,713,074	5,867,852
Total deposits	14,086,364	13,702,340	13,012,251

Securities sold under agreements to repurchase	-	-	100,000
Advances from the Federal Home Loan Bank	420,000	530,000	325,000
Other borrowings for affordable housing investments	29,436	17,298	17,434
Long-term debt	174,449	189,448	194,136
Deferred payments from acquisition	18,663	18,458	35,744
Acceptances outstanding	20,052	22,709	15,074
Lease liabilities - operating leases	39,534	-	-
Other liabilities	167,265	182,618	175,092
Total liabilities	14,955,763	14,662,871	13,874,731
Stockholders' equity	2,163,329	2,121,866	2,007,606
Total liabilities and equity	$ 17,119,092	$ 16,784,737	$ 15,882,337

Book value per common share	$ 26.92	$ 26.36	$ 24.63
Number of common shares outstanding	80,362,840	80,501,948	81,206,998

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 178,277	$ 174,352	$ 151,290
Investment securities	7,290	7,391	6,458
Federal Home Loan Bank stock	304	584	396
Deposits with banks	1,890	1,542	1,556

Total interest and dividend income	187,761	183,869	159,700

INTEREST EXPENSE
Time deposits	34,123	29,774	15,728
Other deposits	5,377	5,610	4,586
Securities sold under agreements to repurchase	-	-	714
Advances from Federal Home Loan Bank	2,590	620	971
Long-term debt	2,132	2,259	2,082
Deferred payments from acquisition	217	144	276
Short-term borrowings	6	21	-

Total interest expense	44,445	38,428	24,357

Net interest income before reversal for credit losses	143,316	145,441	135,343
Reversal for credit losses	-	-	(3,000)

Net interest income after reversal for credit losses	143,316	145,441	138,343

NON-INTEREST INCOME
Net gains/(losses) from equity securities	4,163	1,793	(3,847)
Securities gains, net	-	36	-
Letters of credit commissions	1,554	1,505	1,275
Depository service fees	1,255	1,179	1,445
Gains from acquisition	-	-	340
Other operating income	5,949	6,282	6,097

Total non-interest income	12,921	10,795	5,310

NON-INTEREST EXPENSE
Salaries and employee benefits	32,132	32,986	30,377
Occupancy expense	5,549	4,883	5,452
Computer and equipment expense	2,879	2,922	3,094
Professional services expense	5,257	5,755	6,039
Data processing service expense	3,410	2,988	3,219
FDIC and State assessments	2,476	1,268	2,035
Marketing expense	2,141	2,316	858
Other real estate owned expense	280	(483)	(212)
Amortization of investments in low income housing and alternative energy partnerships	10,810	18,526	5,761
Amortization of core deposit intangibles	172	172	234
Acquisition and integration costs	-	23	169
Other operating expense	5,864	3,040	3,945

Total non-interest expense	70,970	74,396	60,971

Income before income tax expense	85,267	81,840	82,682
Income tax expense	18,588	17,192	18,866
Net income	$ 66,679	$ 64,648	$ 63,816

Net income per common share:
Basic	$ 0.83	$ 0.80	$ 0.79
Diluted	$ 0.83	$ 0.80	$ 0.78

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.24
Basic average common shares outstanding	80,455,317	80,854,451	81,123,380
Diluted average common shares outstanding	80,703,134	81,122,093	81,680,445

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	March 31, 2019		December 31, 2018		March 31, 2018
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$14,088,488	5.13%	$13,737,560	5.04%	$12,920,204	4.75%
Taxable investment securities	1,270,053	2.33%	1,306,825	2.24%	1,304,669	2.01%
FHLB stock	17,304	7.13%	17,250	13.44%	22,242	7.22%
Deposits with banks	312,779	2.45%	262,525	2.33%	395,027	1.60%

Total interest-earning assets	$15,688,624	4.85%	$15,324,160	4.76%	$14,642,142	4.42%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,309,109	0.19%	$ 1,373,250	0.21%	$ 1,406,842	0.18%
Money market deposits	1,915,030	0.94%	2,113,257	0.85%	2,256,034	0.63%
Savings deposits	717,393	0.19%	746,224	0.20%	838,368	0.22%
Time deposits	7,064,254	1.96%	6,616,390	1.79%	5,651,505	1.13%
Total interest-bearing deposits	$11,005,786	1.46%	$10,849,121	1.29%	$10,152,749	0.81%
Securities sold under agreements to repurchase	-	0.00%	-	0.00%	100,000	2.90%
Other borrowed funds	462,043	2.47%	152,654	1.99%	318,911	1.59%
Long-term debt	183,115	4.72%	194,085	4.62%	194,136	4.35%
Total interest-bearing liabilities	11,650,944	1.55%	11,195,860	1.36%	10,765,796	0.92%

Non-interest-bearing demand deposits	2,775,545		2,887,607		2,750,810

Total deposits and other borrowed funds	$14,426,489		$14,083,467		$13,516,606
Total average assets	$16,811,249		$16,418,970		$15,707,931
Total average equity	$ 2,151,192		$ 2,124,418		$ 1,992,899

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652